Exhibit 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Woodmark Corporation:

The audits referred to in our report dated June 12, 2006, with respect to the consolidated financial statements of American Woodmark Corporation, included the related financial statement schedules (Schedule II – Valuation and Qualifying Accounts) as of April 30, 2006 and 2005 and for the years then ended included in Item 15(a)2 of the Company’s 2006 Annual Report on Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-12631), (Form S-8 No. 333-12623), (Form S-8 No. 333-41900), (Form S-8 No. 333-68434), and (Form S-8 No. 333-122438) of our reports dated June 12, 2006, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the 2006 Annual Report on Form 10-K of American Woodmark Corporation.

/s/ KPMG LLP
Roanoke, Virginia
July 10, 2006